Data Storage Corporation Announces Year End Results 2020; Annual Revenue of $9.3 Million Represents Ten Percent Year over Year Increase

MELVILLE, N.Y., April 1, 2021 (GLOBE NEWSWIRE) — Data Storage Corporation (OTC: DTST) (“DSC” and the “Company”), a provider of diverse business continuity, disaster recovery protection, and cloud infrastructure solutions and services, today provided a business update and announced its 2020 financial results.

Chuck Piluso, CEO of Data Storage Corporation, commented, “We continue to achieve meaningful financial performance and profitability despite the impact of COVID-19 on the global markets, as evidenced by a 10% increase in revenue to $9.3 million for the year ending December 31, 2020 as compared to the year ended December 31, 2019. Importantly, we had strong revenue growth in each of our key products: Nexxis VoIP Services increased by 44%; Infrastructure & Disaster Recovery/Cloud Services increased by 6.8%; Equipment and Software increased by 16%; and Managed Services increased by 4%. We achieved profitability while investing resources and capital in Nexxis, adding leadership for channel management, rounding out our product suite, as well as investing our income into further advancements in our infrastructure and operations to support our long-term growth initiatives. At the same time, we continue to carefully manage our expenses. Overall, we have built a scalable business model focused on high-margin recurring revenues.”

“Heading into 2021, we believe we have set the stage for continued growth. Due to the COVID-19 outbreak and the critical need for safe remote collaboration, we expanded our offering of cybersecurity solutions for remote tele-computing with our new product, ezSecurity™. We also launched a new remote collaboration program for small and medium-sized businesses. As part of this new program, we are offering free migration services from Microsoft Exchange to Microsoft 365, along with support for comprehensive voice communications (Hosted VoIP, IP Phones, Cloud PBX) and video conferencing. In addition, we expanded capacity through our new Dallas data center location to accommodate increased demand for our portfolio of ezServices, including ezBackup, ezRecovery and ezAvailability, adding to our existing network of data centers and fiber backbone.”

“At the same time, we expanded our North American footprint, including new markets in Canada, where we added two new Tier 3 enterprise-level data centers. We also recently announced a joint venture with Able-One Systems Inc, an IBM market leader, to provide our portfolio of enterprise-level IBM cloud infrastructure services to customers in Canada. We look forward to working closely with Able-One to develop new opportunities in Canada and solve technology issues for businesses seeking superior IBM infrastructure and Disaster Recovery services.”

“In addition to our organic growth, we are also exploring potential opportunities to acquire cash flow positive businesses with complementary products and services. Most recently, we entered into a definitive Agreement with Flagship Solutions, LLC to merge into our wholly owned subsidiary, Data Storage FL, LLC, at which time Flagship will become a wholly owned subsidiary of our Company. Flagship is a provider of IBM Software, Services, Equipment and cutting edge intelligent analytical and decision-making solutions, providing managed services and cloud solutions worldwide that include cloud-based server monitoring and management, 24×7 help desk support, and data center infrastructure management. We believe this transaction will be highly synergistic with our existing IBM business. This merger provides a comprehensive one-stop provider approach to cross-sell solutions across our respective enterprises and middle-market customers. Overall, we remain extremely encouraged by the outlook for the business and believe 2021 will be a transformative year for the Company.”

Financial Results

Net sales for the year ended December 31, 2020 were $9,320,933, an increase of $837,325 or 10%, compared to $8,483,608 for the year ended December 31, 2019. The increase was primarily attributable to an increase in our infrastructure & disaster recover/ cloud subscription services due to a higher demand for IBM Power Systems cloud hosting, increased equipment sales, as well as an increase in demand for our VoIP services related to the Nexxis division in which we have invested $488,438 which impacted our core profitability by $(133,282).

Cost of Sales for the year ended December 31, 2020 was $5,425,205, an increase of $678,904 or 14%, from $4,746,031 for the year ended December 31, 2019. The increase in cost of sales was primarily attributable to improvements and expenses associated with the data centers for infrastructure and disaster recovery cloud services, including new IBM systems, storage and network equipment for the Raleigh, NC expansion and new Dallas data center location. There were also additional costs related to the Nexxis division, and equipment purchases for sale.

Operating expenses for the year ended December 31, 2020 were $3,896,791, an increase of $365,738, or 13%, as compared to $3,531,053 for the year ended December 31, 2019. The net increase was a result of an increase in salaries, stock option compensation, software as a service, advertising and Nexxis.

Net income for the year ended December 31, 2020 was $173,359, as compared to a net income of $29,323 for the year ended December 31, 2019.

About Data Storage Corporation

The Company delivers and supports a broad range of premium technology solutions focusing on IaaS, data storage protection and IT management. Clients look to DSC to ensure disaster recovery, business continuity, enhance security, and to meet increasing industry, state and federal regulations. The Company markets to businesses, government, education and the healthcare industry by leveraging leading technologies. Through its business units, the Company provides IaaS, SaaS, DRaaS, VoIP, IBM Power systems and storage hardware with managed IT services. For more information, please visit http://www.DataStorageCorp.com.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created thereby. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the Company’s future revenue, setting the stage for the Company’s accelerated growth, working with Able-One to develop new opportunities in Canada and solve technology issues for businesses seeking superior IBM infrastructure and disaster Recovery services, exploring potential opportunities to acquire cash flow positive businesses with complementary products and services, completion of the pending acquisition of Flagship Solutions, LLC, the Flagship acquisition being highly synergistic with the Company’s existing IBM business, and 2021 being a transformative year for the Company. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the Company’s ability to continue to generate revenue at current levels, the Company’s ability to achieve accelerated growth, the Company’s ability to work with Able-One to develop new opportunities in Canada and solve technology issues for businesses seeking superior IBM infrastructure and disaster Recovery services, the Company’s ability to acquire cash flow positive businesses with complementary products and services, the Company’s ability to complete the acquisition of Flagship Solutions, LLC, the Company’s ability to integrate Flagship’s business with the Company’s existing IBM business, the Company’s ability to make 2021 a transformative year for the Company and those risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings and submissions with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact:
Crescendo Communications, LLC
212-671-1020
DTST@crescendo-ir.com

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DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31,

	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$893,598	$326,561
Accounts receivable (less allowance for doubtful accounts of $30,000 in 2020 and 2019)	554,587	691,436
Prepaid expenses and other current assets	239,472	80,728
Total Current Assets	1,687,657	1,098,725

Property and Equipment:
Property and equipment	7,845,423	6,894,087
Less—Accumulated depreciation	(5,543,822)	(4,705,256)
Net Property and Equipment	2,301,601	2,188,831

Other Assets:
Goodwill	3,015,700	3,015,700
Operating lease right-of-use assets	241,911	324,267
Other assets	49,310	65,433
Intangible assets, net	455,935	649,934
Total Other Assets	3,762,856	4,055,334

Total Assets	$7,752,114	$7,342,890

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$979,552	$906,716
Dividend payable	1,115,674	970,997
Deferred revenue	461,893	432,942
Line of credit	24	75,000
Finance leases payable	168,139	-
Finance leases payable related party	1,149,403	833,148
Operating lease liabilities short term	104,549	101,505
Note payable	374,871	350,000
Total Current Liabilities	4,354,105	3,670,308

Note payable long term	107,106	--
Operating lease liabilities long term	147,525	231,312
Finance leases payable, long term	247,677	--
Finance leases payable related party, long term	974,743	1,713,122
Total Long Term Liabilities	1,477,051	1,944,434

Total Liabilities	5,831,156	5,614,742

Stockholders’ Equity:
Preferred stock, Series A par value $.001; 10,000,000 shares authorized; 1,401,786 shares issued and outstanding in each year	1,402	1,402
Common stock, par value $.001; 250,000,000 shares authorized; 128,539,418 and 128,439,418 shares issued and outstanding in 2020 and 2019, respectively	128,539	128,439
Additional paid in capital	17,620,459	17,456,431
Accumulated deficit	(15,734,737)	(15,790,076)
Total Data Storage Corp Stockholders’ Equity	2,015,663	1,796,196
Non-controlling interest in consolidated subsidiary	(94,705)	(68,048)
Total Stockholders’ Equity	1,920,958	1,728,148
Total Liabilities and Stockholders’ Equity	$7,752,114	$7,342,890

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,

	2020	2019

Sales	$9,320,933	$8,483,608

Cost of sales	5,425,205	4,746,031

Gross Profit	3,895,728	3,737,577

Selling, general and administrative	3,896,791	3,531,053

(Loss) Income from Operations	(1,063)	206,524

Other Income (Expense)
Interest income	24	250
Interest expense	(175,602)	(177,451)
Gain on extinguishment of contingent liability	350,000	-
Total Other Income (Expense)	174,422	(177,201)

Income before provision for income taxes	173,359	29,323

Provision for income taxes	--	—

Net Income	173,359	29,323

Non-controlling interest in consolidated subsidiary	26,657	40,537

Net Income attributable to Data Storage Corporation	200,016	69,860

Preferred Stock Dividends	(144,677)	(124,312)

Net Income (Loss) Attributable to Common Stockholders	$55,339	$(54,452)

Earnings (Loss) per Share – Basic	$0.00	$0.00
Earnings (Loss) per Share – Diluted	$0.00	$0.00
Weighted Average Number of Shares - Basic	128,526,267	128,156,678
Weighted Average Number of Shares - Diluted	134,640,419	128,156,678

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net Income	$173,359	$29,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,032,566	896,697
Stock based compensation	158,728	41,340
Gain on extinguishment of contingent liability	(350,000)	--
Changes in Assets and Liabilities:
Accounts receivable	136,849	(160,191)
Other assets	16,126	--
Prepaid expenses and other current assets	(132,132)	87,163
Right of use asset	82,356	(324,267)
Accounts payable and accrued expenses	44,620	(81,862)
Deferred revenue	28,951	(2,464)
Deferred rent	--	(18,890)
Operating lease liability	(80,743)	332,817
Net Cash Provided by Operating Activities	1,110,679	799,666
Cash Flows from Investing Activities:
Capital expenditures	(181,072)	(40,355)
Net Cash Used in Investing Activities	(181,072)	(40,355)
Cash Flows from Financing Activities:
Repayments of capital lease obligations	--	--
Proceeds from issuance of note payable	481,977	-
Repayments of finance lease obligations related party	(718,690)	(741,940)
Repayments of finance lease obligations	(56,281)	--
Cash received for the exercised of options	5,400	5,400
Advance from Credit Line	--	75,000
Repayment of Credit Line	(74,976)	--
Net Cash Used in Financing Activities	(362,570)	(661,540)
Increase in Cash and Cash Equivalents	567,037	97,771
Cash and Cash Equivalents, Beginning of Year	326,561	228,790
Cash and Cash Equivalents, End of Year	$893,598	$326,561
Supplemental Disclosures:
Cash paid for interest	$168,837	$177,451
Cash paid for income taxes	$--	$--
Non-cash investing and financing activities:
Accrual of preferred stock dividend	$144,677	$124,312
Assets acquired by finance lease	$808,261	$1,560,021